SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

August 8, 2006

Date of Report (Date of earliest event reported)

ASIAN DRAGON GROUP INC.

(Exact name of small business issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

Commission File # 333-123479

(Commission File Number)

98-0418754

(IRS Employer Identification Number)

1100 – 475 Howe Street, Vancouver, British Columbia, Canada V6C 2B3

(Address of principal executive offices)

(604) 801-5995

 (Issuer’s telephone number)

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 1 – REGISTRANTS BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

By an agreement dated August 8th, 2006, we agreed to acquire the name and any goodwill associated with it, of  Asian Dragon Group Inc., a Nevada corporation that has been involved in the sourcing and evaluation of potentially valuable resource properties throughout China and Southeast Asia.

In order to acquire the name and associated goodwill of Asian Dragon Group Inc., we have agreed to provide to Asian Dragon Group Inc., (which will be renamed), a 30 day first right of refusal on any joint venture opportunity which is offered to us in either Laos, Cambodia or Vietnam.  As a term of the agreement, director Michael Stunden agreed to cancel 64,550,000 of the stock he currently holds and to transfer a further 5,450,000 shares to current president, John Karlsson.  There was no additional consideration or financial statements or other reportable out put of expenses associated with this agreement.  No assets or properties have been acquired nor is there any agreement for further consideration associated with the potential joint venture opportunities.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

Item 5.02(a) - Resignation of a Director

On September 22nd, 2006, Michael Stunden resigned as director and officer of the corporation for personal reasons and there was no disagreement with the Company relating to its operations, policies or practices.  A copy of this report has been sent to Mr. Stunden by the Company

SECTION 8.01 – OTHER EVENTS

Item 8.01 Other Events

On August 10th, 2006 the Company amended its Articles of Incorporation to change its name from Project Romania Inc., to Asian Dragon Group Inc.

On September 29th, 2006, the Company’s head office was moved from 2686 Point Grey Rd., Vancouver, British Columbia, Canada V6K 1A5 with phone number (604) 736-5777 to 1100-475 Howe Street, Vancouver, BC V6C 2B3 with phone number (604) 801-5995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROJECT ROMANIA INC.

By: /s/ John Karlsson

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John Karlsson, Chief Executive Officer

Dated:  October 12th, 2006